EXHIBIT 99.1

AMERICAN CLAIMS EVALUATION, INC. REGAINS

COMPLIANCE WITH NASDAQ MARKETPLACE RULES

JERICHO, NY, June 26, 2008: American Claims Evaluation, Inc. (Nasdaq: AMCE) (the “Company”) announced today that it received notice from The Nasdaq Stock Market (“Nasdaq”) on June 25, 2008 indicating that the Company has regained compliance with Nasdaq Marketplace Rule 4310(c)(4) relating to the minimum bid price of the Company’s common stock (the “Shares”).

On December 28, 2007, the Company had received a deficiency letter from Nasdaq indicating that the Company’s Shares were subject to delisting from The Nasdaq Capital Market because for 30 consecutive business days the Company’s Shares had a bid price below the $1.00 minimum bid as required for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4).

In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company was provided a compliance period of 180 calendar days, or until June 25, 2008, to regain compliance with this requirement for continued inclusion on The Nasdaq Capital Market.

Since then, the closing bid price of the Company’s Shares has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the Company has regained compliance with Marketplace Rule 4310(c)(4) and the matter is considered closed.

The Company has previously announced it has entered into a non-binding letter of intent to acquire substantially all the assets and business of a privately-held New York-based company providing a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.